Exhibit No. 15

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 25, 2001 on our review of interim financial information of Bristol-Myers Squibb Company (the "Company") as of and for the period ended March 31, 2001 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-30856, 33-38411, 33-38587, 33-44788, 333-47403, 33-52691, 33-30756-02, 33-58187 and 333-02873), Form S-4 (No. 333-09519) and Form S-3 (Nos. 33-33682, 33-62496 and 333-49227).

Such report is not a "report" or "part" of a registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933 and the independent accountants' liability under Section 11 does not extend to such report.

Very truly yours,

PricewaterhouseCoopers LLP

New York, New York

May 15, 2001